# Delaware

*The First State*

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

"ZOO ENTERTAINMENT, INC.", A DELAWARE CORPORATION,

WITH AND INTO "DRIFTWOOD VENTURES, INC." UNDER THE NAME OF "ZOO ENTERTAINMENT, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE THIRD DAY OF DECEMBER, A.D. 2008, AT 2:05 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4456576 8100M

AUTHENTICATION: 7001304

081161282

DATE: 12-04-08

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:05 PM 12/03/2008
FILED 02:05 PM 12/03/2008
SRV 081161282 - 4456576 FILE

# CERTIFICATE OF OWNERSHIP AND MERGER

OF

ZOO ENTERTAINMENT, INC.
(a Delaware corporation)

INTO

DRIFTWOOD VENTURES, INC.
(a Delaware corporation)

(Pursuant to Section 253 of the General Corporation Law of the State of Delaware)

Driftwood Ventures, Inc., a Delaware corporation (the "Corporation"), does hereby certify:

FIRST: The Corporation is a business corporation of the State of Delaware.

SECOND: The Corporation is the owner of 100% of the issued and outstanding shares of capital stock of Zoo Entertainment, Inc., which is also a business corporation of the State of Delaware.

THIRD: On December 2, 2008, the Board of Directors of the Corporation adopted the following resolutions to merge Zoo Entertainment, Inc. into the Corporation:

RESOLVED That Zoo Entertainment, Inc. be merged into this Corporation, and that all of the estate, property, rights, privileges, powers and franchises of Zoo Entertainment, Inc. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Zoo Entertainment, Inc. in its name.

RESOLVED That this Corporation shall assume all of the obligations of Zoo Entertainment, Inc.

RESOLVED That this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

RESOLVED That said merger shall become effective at such time as a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware is declared effective.

RESOLVED That upon effectiveness of said merger, the name of the Corporation shall be changed to Zoo

Entertainment, Inc. and Article FIRST of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") shall be amended to read as follows:

"FIRST: The name of the Corporation is Zoo Entertainment, Inc. (the "Corporation")."

RESOLVED That except for the foregoing amendment to Article FIRST, the Certificate of Incorporation shall remain unchanged by the merger and in full force and effect until further amended in accordance with the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 3rd day of December, 2008.

DRIFTWOOD VENTURES, INC.

/s/ Charles Bentz

By: Charles Bentz

Its: Chief Financial Officer